Exhibit 99.1
United Rentals Announces Third Quarter 2010 Results
Updates Full Year Financial Targets
GREENWICH, Conn. — October 19, 2010 - United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2010. Total revenue was $605 million, compared with $592 million for the same period last year, and rental revenue was $507 million, compared with $478 million for the same period last year. Operating income was $93 million, compared with $67 million for the same period last year.
On a GAAP EPS basis, the company reported third quarter 2010 net income of $23 million, or $0.33 per diluted share, compared with net income of $0 million, or $0.00 per diluted share, for the same period in 2009. Adjusted EPS for the quarter, which excludes the impact of special items, was $0.40 per diluted share, compared with $0.01 per diluted share the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 35.7% for the quarter, compared with 31.1% in 2009.
Third Quarter 2010 Highlights
•
Time utilization was 71.3%, an increase of 7.1 percentage points from third quarter last year, and a record high for the company. Rental rates declined 1.4% year over year, but improved 2.0% sequentially from the second quarter. Dollar utilization, which reflects the impact of time utilization and rental rates, increased 2.9 percentage points to 51.6%, compared to the same period last year.

•
Free cash flow was $37 million for the quarter, compared with $123 million for the same period last year. The company raised its outlook for full year net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) to a range of $180 million to $200 million, from its previous estimate of $160 million to $180 million, to service key accounts and meet increased demand. The company also reaffirmed its outlook for full year free cash flow of a range of $200 million to $225 million.

•	SG&A expense decreased by $4 million, compared to the same period last year. The company has reaffirmed its outlook for full year SG&A expense reduction within a range of $40 million to $50 million.

•
Cost of equipment rentals, excluding depreciation, increased by $12 million compared to the same period last year, reflecting higher transaction volume and equipment on rent. The company has updated its outlook for full year expense reduction to a range of $5 million to $15 million, from its previous estimate of $30 million to $50 million.

•
The company sold $74 million of used fleet on an original equipment cost basis and generated a gross margin of 31.3%, compared with $100 million of used fleet sold at a gross margin of 7.3% for the same period last year.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “While the recovery is progressing slowly, business conditions have improved in all of our operating regions. Rental is a very attractive alternative to buying equipment right now, aided by tight credit markets and cautious customer behavior. As a result, we are seeing increased demand despite the weakness in construction spending. We view record time utilization and sequential quarterly rate improvement as two very positive indicators of profitable growth.
Kneeland continued, “Our results also show that we are clearly delivering on our strategic priorities. Because of the operating leverage we’ve built into the business, our growth in operating income and adjusted EBITDA surpassed our rental revenue growth. We increased our fleet investment to better meet demand and to further strengthen relationships with our key customers. This is exactly where we want to take the company — toward better earnings in our core business, with stronger margins and sustainable fixed cost savings. Current trends suggest that our year over year rate performance should be flat to slightly positive in the fourth quarter, with further improvement in 2011.”

Nine Months 2010 Results
For the first nine months 2010, the company reported total revenue of $1,640 million and rental revenue of $1,337 million, compared with $1,801 million and $1,380 million, respectively, for the same period last year. Operating income was $150 million for the first nine months 2010, compared with $90 million for the same period last year.
On a GAAP EPS basis, the company reported a net loss of $5 million, or a loss of $0.09 per diluted share, for the first nine months 2010, compared with a net loss of $36 million, or a loss of $0.60 per diluted share, for the same period in 2009. Adjusted EPS, which excludes the impact of special items, was income of $0.18 per diluted share for the first nine months 2010, compared with a loss of $0.55 per diluted share the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 31.1% for the first nine months 2010, compared with 26.6% in 2009.
Free Cash Flow and Fleet Size
For the first nine months 2010, free cash flow was $144 million, including the receipt of a previously announced $55 million federal tax refund, and after total rental and non-rental capital expenditures of $307 million. By comparison, free cash flow for the first nine months 2009 was $322 million after total rental and non-rental capital expenditures of $232 million.
The size of the rental fleet was $3,805 million of original equipment cost at September 30, 2010, compared with $3,803 million at September 30, 2009, and $3,763 million at December 31, 2009. The age of the rental fleet was 46.2 months on a unit-weighted basis at September 30, 2010, compared with 42.4 months at December 31, 2009.
Return on Invested Capital (ROIC)
The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in our tax rate from period to period, during the third quarter the company adjusted its calculation of ROIC such that operating income is now taxed at the federal statutory tax rate of 35%, rather than the reported effective tax rate for a given period. With this new methodology, the company’s ROIC was 3.2% for the 12 months ended September 30, 2010, a decrease of 0.1 percentage point from the same period last year. Had the company utilized its prior methodology, ROIC for the 12 months ended September 30, 2010, would have been negative 6.1%, a decrease of 9.5 percentage points from the same period last year.
Conference Call
United Rentals will hold a conference call tomorrow, Wednesday, October 20, 2010, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 866-256-3815.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. Adjusted EPS represents EPS plus the sum of the restructuring charge, the gains/losses on the repurchase/redemption of debt securities and retirement of subordinated convertible debentures, and the asset impairment charge. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 549 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 7,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 2,900 classes of equipment with a total original cost of $3.8 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) on-going decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) inability to benefit from government spending associated with stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (5) inability to access the capital that our business may require; (6) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (7) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (8) rates we can charge and time utilization we can achieve being less than anticipated; and (9) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Equipment rentals	$507	$478	$1,337	$1,380
Sales of rental equipment	32	41	104	192
New equipment sales	19	20	59	63
Contractor supplies sales	24	30	73	95
Service and other revenues	23	23	67	71

Total revenues	605	592	1,640	1,801

Cost of revenues:
Cost of equipment rentals, excluding depreciation	237	225	668	679
Depreciation of rental equipment	98	100	289	316
Cost of rental equipment sales	22	38	74	189
Cost of new equipment sales	15	16	49	53
Cost of contractor supplies sales	16	22	51	70
Cost of service and other revenues	8	11	26	29

Total cost of revenues	396	412	1,157	1,336

Gross profit	209	180	483	465
Selling, general and administrative expenses	95	99	271	308
Restructuring charge	7	1	19	25
Non-rental depreciation and amortization	14	13	43	42

Operating income	93	67	150	90
Interest expense, net	55	62	170	154
Interest expense — subordinated convertible debentures, net	2	2	6	(6)
Other income, net	(2)	(1)	(3)	—

Income (loss) before provision (benefit) for income taxes	38	4	(23)	(58)
Provision (benefit) for income taxes	15	4	(18)	(22)

Net income (loss)	$23	$—	$(5)	$(36)

Diluted earnings (loss) per share	$0.33	$—	$(0.09)	$(0.60)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$170	$169
Accounts receivable, net	399	337
Inventory	48	44
Prepaid expenses and other assets	37	89
Deferred taxes	58	66

Total current assets	712	705
Rental equipment, net	2,335	2,414
Property and equipment, net	409	434
Goodwill and other intangible assets, net	227	231
Other long-term assets	61	75

Total assets	$3,744	$3,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$123	$125
Accounts payable	167	128
Accrued expenses and other liabilities	234	208

Total current liabilities	524	461
Long-term debt	2,692	2,826
Subordinated convertible debentures	124	124
Deferred taxes	384	424
Other long-term liabilities	35	43

Total liabilities	3,759	3,878

Common stock	1	1
Additional paid-in capital	490	487
Accumulated deficit	(579)	(574)
Accumulated other comprehensive income	73	67

Total stockholders’ deficit	(15)	(19)

Total liabilities and stockholders’ deficit	$3,744	$3,859

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cash Flows From Operating Activities:
Net income (loss)	$23	$—	$(5)	$(36)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	112	113	332	358
Amortization of deferred financing costs and original issue discounts	6	5	17	13
Gain on sales of rental equipment	(10)	(3)	(30)	(3)
(Gain) loss on sales of non-rental equipment	—	—	(1)	1
Stock compensation expense, net	2	2	6	6
Restructuring charge	7	1	19	25
Loss (gain) on repurchase/redemption of debt securities	—	1	3	(16)
Gain on retirement of subordinated convertible debentures	—	—	—	(13)
Increase (decrease) in deferred taxes	12	3	(35)	(4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(55)	11	(62)	94
Decrease (increase) in inventory	12	3	(4)	7
Decrease in prepaid expenses and other assets	7	4	62	13
(Decrease) increase in accounts payable	(22)	(3)	39	(17)
Increase (decrease) in accrued expenses and other liabilities	30	11	2	(75)

Net cash provided by operating activities	124	148	343	353
Cash Flows From Investing Activities:
Purchases of rental equipment	(113)	(60)	(287)	(198)
Purchases of non-rental equipment	(8)	(8)	(20)	(34)
Proceeds from sales of rental equipment	32	41	104	192
Proceeds from sales of non-rental equipment	3	3	6	11
Purchases of other companies	—	(25)	—	(26)

Net cash used in investing activities	(86)	(49)	(197)	(55)
Cash Flows From Financing Activities:
Proceeds from debt	391	483	1,481	2,003
Payments of debt	(293)	(566)	(1,625)	(2,227)
Payments of financing costs	—	—	—	(14)
Shares repurchased and retired	—	—	(1)	—
Excess tax benefits from share-based payment arrangements, net	(1)	(1)	(2)	(2)

Net cash provided by (used in) financing activities	97	(84)	(147)	(240)
Effect of foreign exchange rates	5	9	2	14

Net increase in cash and cash equivalents	140	24	1	72
Cash and cash equivalents at beginning of period	30	125	169	77

Cash and cash equivalents at end of period	$170	$149	$170	$149

Supplemental disclosure of cash flow information:
Cash (paid) received for income taxes, net	$(1)	$(2)	$49	$2

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	Change	2010	2009	Change
General Rentals
Reportable segment revenue	$558	$548	1.8%	$1,516	$1,682	(9.9%)
Reportable segment operating income	87	59	47.5%	144	97	48.5%
Reportable segment operating margin	15.6%	10.8%	4.8 pts	9.5%	5.8%	3.7 pts
Trench Safety, Power & HVAC
Reportable segment revenue	$47	$44	6.8%	$124	$119	4.2%
Reportable segment operating income	13	9	44.4%	25	18	38.9%
Reportable segment operating margin	27.7%	20.5%	7.2 pts	20.2%	15.1%	5.1 pts
Total United Rentals
Total revenue	$605	$592	2.2%	$1,640	$1,801	(8.9%)
Total operating income (1)	100	68	47.1%	169	115	47.0%
Total operating margin (1)	16.5%	11.5%	5.0 pts	10.3%	6.4%	3.9 pts

(1)	Excludes unallocated restructuring charge.
DILUTED EARNINGS (LOSS) PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$23	$—	$(5)	$(36)
Convertible debt interest — 1 7/8%	—	—	—	—

Net income (loss) available to common stockholders	$23	$—	$(5)	$(36)
Weighted-average common shares	60.5	60.1	60.4	60.1
Employee stock options and warrants	0.4	0.2	—	—
Convertible subordinated notes — 1 7/8%	5.3	—	—	—
Convertible subordinated notes — 4%	1.6	—	—	—
Restricted stock units	0.7	0.4	—	—

Weighted average diluted shares	68.5	60.7	60.4	60.1
Diluted earnings (loss) per share	$0.33	$—	$(0.09)	$(0.60)

UNITED RENTALS, INC.
ADJUSTED EARNINGS (LOSS) PER SHARE GAAP RECONCILIATION
We define “Earnings (loss) per share — adjusted” as the sum of (i) earnings (loss) per share — GAAP, as reported, plus the after-tax impacts of (ii) restructuring charge, (iii) loss (gain) on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures and (iv) asset impairment charge. Management believes adjusted earnings (loss) per share provides useful information concerning future profitability. However, adjusted earnings (loss) per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share should not be considered an alternative to GAAP earnings (loss) per share. The table below provides a reconciliation between earnings (loss) per share — GAAP, as reported, and earnings (loss) per share — adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Earnings (loss) per share — GAAP, as reported	$0.33	$—	$(0.09)	$(0.60)
After-tax impact of:
Restructuring charge (1)	0.06	—	0.20	0.24
Loss (gain) on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures	—	0.01	0.03	(0.28)
Asset impairment charge (2)	0.01	—	0.04	0.09

Earnings (loss) per share — adjusted	$0.40	$0.01	$0.18	$(0.55)

(1)	Relates to branch closure charges and severance costs.

(2)	Includes the impact of impairing certain rental equipment and leasehold improvements.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$23	$—	$(5)	$(36)
Provision (benefit) for income taxes	15	4	(18)	(22)
Interest expense, net	55	62	170	154
Interest expense — subordinated convertible debentures, net	2	2	6	(6)
Depreciation of rental equipment	98	100	289	316
Non-rental depreciation and amortization	14	13	43	42

EBITDA (A)	207	181	485	448
Restructuring charge (1)	7	1	19	25
Stock compensation expense, net (2)	2	2	6	6

Adjusted EBITDA (B)	$216	$184	$510	$479

(A)	Our EBITDA margin was 34.2% and 30.6% for the three months ended September 30, 2010 and 2009, respectively, and 29.6% and 24.9% for the nine months ended September 30, 2010 and 2009, respectively.

(B)
Our adjusted EBITDA margin was 35.7% and 31.1% for the three months ended September 30, 2010 and 2009, respectively, and 31.1% and 26.6% for the nine months ended September 30, 2010 and 2009, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$124	$148	$343	$353
Purchases of rental equipment	(113)	(60)	(287)	(198)
Purchases of non-rental equipment	(8)	(8)	(20)	(34)
Proceeds from sales of rental equipment	32	41	104	192
Proceeds from sales of non-rental equipment	3	3	6	11
Excess tax benefits from share-based payment arrangements, net	(1)	(1)	(2)	(2)

Free cash flow	$37	$123	$144	$322